Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES FIRST AMENDMENT TO CREDIT FACILITY

DALLAS, TX – April 20, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) announced today that it has amended the terms of its existing revolving credit facility.  The amended revolving credit facility provides for, among other things:  an extension of the original maturity date from December 22, 2009 to December 22, 2010; the reduction of the revolving credit facility from $210 million to $200 million; a change in the leverage ratio covenant from 3.0x to 2.5x; and an increase in pricing of 5 bps at each pricing level.

“We are pleased with the support we have received from our financial institutions and believe this amendment gives us additional flexibility to continue to execute our operating plans,” stated Kathleen Mason, President and Chief Executive Officer.

The first amendment to the credit facility will be filed with the SEC on a Current Report on Form 8-K.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 799 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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